Exhibit 99.1
March 10, 2021

UNITED NATURAL FOODS, INC. REPORTS
SECOND QUARTER FISCAL 2021 RESULTS

Providence, Rhode Island- March 10, 2021 -- United Natural Foods, Inc. (NYSE: UNFI) (the “Company” or “UNFI”) today reported financial results for the second quarter of fiscal 2021 (13 weeks) ended January 30, 2021.

Second Quarter Fiscal 2021 Highlights (comparisons to second quarter fiscal 2020)
•Net sales increased 7.1% to $6.89 billion
•Net income of $59 million, an increase of $90 million
•Adjusted EBITDA of $206 million, a 57.3% increase
•Earnings per diluted share (EPS) of $1.00, a $1.57 per share increase
•Adjusted EPS of $1.25, a $1.00 per share increase
•Expects to finish fiscal 2021 toward the upper end of prior ranges for adjusted EBITDA and adjusted EPS
•Extended distribution partnership with Whole Foods through September 2027

“Our strong second quarter results demonstrate that UNFI continues to execute at a high level as we again leveraged strong year-over-year sales increases into even stronger bottom line growth,” said Steven L. Spinner, Chairman and Chief Executive Officer. “We anticipate the underlying momentum in our business and the increasing benefits we’re realizing from our build out the store strategy to continue for the balance of this fiscal year, and we’re also very pleased to have extended our strong partnership with Whole Foods through September 2027.”

	13-Week Period Ended
($ in millions, except per share data)	January 30, 2021	February 1, 2020	Percent Change
Net Sales	$6,888	$6,431	7.1%
Chains(1)	$3,097	$2,909	6.5%
Independent retailers	$1,701	$1,561	9.0%
Supernatural	$1,298	$1,211	7.2%
Retail	$621	$539	15.2%
Other(1)	$568	$566	0.4%
Eliminations(1)	$(397)	$(355)	11.8%
Net Income (Loss)	$59	$(31)	N/M
Adjusted EBITDA(2)	$206	$131	57.3%
Earnings (Loss) Per Diluted Share	$1.00	$(0.57)	N/M
Adjusted EPS(2)	$1.25	$0.25	400.0%
(N/M indicates not meaningful)
(1)In the first quarter of fiscal 2021, the presentation of net sales by customer channel was recast to present the Chains and Other channel exclusive of the intercompany eliminations and present total eliminations separately. There was no impact to the Condensed Consolidated Statements of Operations. The Company believes this modified basis better reflects its channel presentation, as it further aligns with segment presentation and how sales channel information would appear following the potential disposition of Retail, assuming all banners retain a supply agreement. In addition, during the fourth quarter of fiscal 2020, the presentation of net sales by customer channel was recast to be presented on a basis consistent with customer size. International customers other than Canada, and alternative format sales continue to be classified within Other. The main effect of the change was to re-categorize the former Supermarkets and Independents channels, previously classified by the majority of product carried by those customers between conventional and natural products, respectively, to classify those stores by the number of customer locations we supply. There was no impact to the Condensed Consolidated Statements of Operations as a result of the reclassification of customer types. The Company believes this modified basis better reflects the nature and economic risks of cash flows from customers.
(2)Please refer to the tables in this press release for a reconciliation of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with U.S. GAAP.

Second Quarter Fiscal 2021 Summary

Net sales from continuing operations benefited from strong customer demand from existing and new retailers, including the continued benefits of cross selling, which was partially offset by lower sales resulting from previously lost stores, including closures associated with three customer bankruptcies that occurred prior to the pandemic.

Gross margin rate in the second quarter of fiscal 2021 was 14.38% of net sales compared to 14.26% of net sales for the second quarter of fiscal 2020. Retail contributed approximately 0.13% to the growth in the consolidated gross margin rate as a result of lower Retail promotional spending and the Retail segment representing a greater percentage of total net sales. Wholesale and the remaining business’s gross margin rate was approximately flat and included the benefits of lower shrink offset by lower levels of supplier-related income. Included in gross margin for the second quarter of fiscal 2020 was inventory shrink expense of approximately $4.2 million, or 0.07% of net sales, associated with three customer bankruptcies that occurred prior to the pandemic.

Operating expenses in the second quarter of fiscal 2021 were $866.9 million, or 12.59% of net sales, compared to $862.7 million, or 13.41% of net sales, in the second quarter of fiscal 2020. Operating expenses in the second quarter of fiscal 2020 included $28.9 million, or 0.45% of net sales, of bad debt expense associated with three customer bankruptcies that occurred prior to the pandemic. The remaining decrease in operating expenses as a percent of net sales resulted from leveraging fixed operating expenses over higher net sales and lower benefit costs.

Restructuring, acquisition and integration related expenses in the second quarter of fiscal 2021 were $17.8 million, primarily reflecting costs associated with advisory and transformational activities as we position our business for further value creation post Supervalu acquisition, as well as costs associated with distribution center consolidations, compared to $36.5 million in the second quarter of fiscal 2020, which primarily reflected costs and charges related to the disposal of existing retail and surplus real estate, distribution network consolidation, and employee-related costs.

Operating income in the second quarter of fiscal 2021 was $105.3 million and included $17.8 million of restructuring, acquisition and integration related expenses. When excluding this item, operating income in the second quarter of fiscal 2021 was $123.1 million, or 1.79% of net sales. Operating income in the second quarter of fiscal 2020 was $17.5 million and included expense of $33.1 million associated with three customer bankruptcies that occurred prior to the pandemic and $36.5 million of restructuring, acquisition, and integration related expenses. When excluding the restructuring, acquisition and integration expenses, operating income in the second quarter of fiscal 2020 was $54.1 million, or 0.84% of net sales. The increase in adjusted operating income, as a percent of net sales, was driven by higher net sales, the benefit of a higher gross margin rate, leveraging fixed operating expenses over higher net sales and lower benefit costs.

Interest expense, net for the second quarter of fiscal 2021 was $50.9 million, which included a $5.7 million non-cash charge related to the acceleration of unamortized debt issuance costs and original issue discounts due to a $150 million term loan prepayment made in the quarter. When excluding this item, interest expense, net for the second quarter of fiscal 2021 was $45.2 million. Interest expense, net for the second quarter of fiscal 2020 was $48.8 million. The remaining decrease in interest expense, net was driven by lower amounts of outstanding debt.

Effective tax rate for continuing operations for the second quarter of fiscal 2021 was 22.4% of pre-tax income compared to a benefit of 47.8% for the second quarter of fiscal 2020 on a pre-tax loss. The change in the effective tax rate for the second quarter of fiscal 2021 was primarily driven by a pre-tax loss of approximately $27 million in the second quarter of fiscal 2020 compared to pre-tax income of approximately $73 million in the second quarter of fiscal 2021.

Net income for the second quarter of fiscal 2021 was $59.0 million, which included $17.8 million of pre-tax restructuring, acquisition and integration related expenses and a $5.7 million pre-tax non-cash charge related to the acceleration of unamortized debt issuance costs and original issue discounts from the prepayment of the term loan. The net loss for the second quarter of fiscal 2020 was $30.7 million, which included $36.5 million of pre-tax restructuring, acquisition and integration related expenses and $24.2 million of pre-tax discontinued operations restructuring, store closure and other charges.

Net income per diluted share was $1.00 for the second quarter of fiscal 2021 compared to a net loss per diluted share of $0.57 for the second quarter of fiscal 2020. Adjusted earnings per share (adjusted EPS) was $1.25 for the second quarter of fiscal 2021 compared to adjusted EPS of $0.25 in the second quarter of fiscal 2020.

Adjusted EBITDA for the second quarter of fiscal 2021 was $206.3 million compared to $131.1 million for the second quarter of fiscal 2020. The increase primarily reflects the items discussed in operating income.

Total Outstanding Debt, net of cash, ended the quarter at $2.49 billion, reflecting a decrease of $242 million in the second quarter of fiscal 2021 (compared to the first quarter of fiscal 2021). This reduction was driven by $265 million in cash provided by operations in the second quarter of fiscal 2021, including the benefit of lower levels of working capital, partially offset by capital expenditures. The net debt to adjusted EBITDA leverage ratio improved to 3.2x.

Fiscal 2021 Outlook (1)

The Company is reaffirming its full-year outlook and now expects to finish fiscal 2021 toward the upper end of the previously provided ranges for adjusted EPS and adjusted EBITDA. This outlook assumes that food-at-home consumption remains elevated and exceeds food consumed away from home for the rest of fiscal 2021.

Fiscal Year Ending July 31, 2021		% Growth Over FY20 at Midpoint
Net Sales ($ in billions)	$27.0 - $27.8	3.3%
Net Income ($ in millions)	$130 - $160	—
Earnings Per Diluted Share (EPS)	$2.15 - $2.65	—
Adjusted EPS (2)(3)	$3.05 - $3.55	21.3%
Adjusted EBITDA(3) ($ in millions)	$690 - $730	5.5%
Capital Expenditures ($ in millions)	$250 - $300	—
(1)The outlook provided above is for fiscal 2021 only and replaces and supersedes any and all guidance provided prior to the date hereof covering fiscal 2021 or subsequent years. This outlook is forward-looking, is based on management's current estimates and expectations and is subject to a number of risks, including many that are outside of management's control. See cautionary Safe Harbor Statement below.
(2)The Company uses an adjusted effective tax rate in calculating Adjusted EPS. The adjusted effective tax rate is calculated based on adjusted net income before tax. It also excludes the potential impact of changes to uncertain tax positions, valuation allowances, stock compensation accounting (ASU 2016-09) and discrete GAAP tax items which could impact the comparability of the operational effective tax rate. The Company believes using this adjusted effective tax rate provides better consistency across the interim reporting periods since each of these discrete items can cause volatility in the GAAP tax rate that is not indicative of the underlying ongoing operations of the Company. By providing this non-GAAP measure, management intends to provide investors with a meaningful, consistent comparison of the Company’s effective tax rate on ongoing operations.
(3)Please refer to the tables in this press release for a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.

Conference Call and Webcast

The Company’s second quarter fiscal 2021 conference call and audio webcast will be held today, Wednesday, March 10, 2021 at 8:30 a.m. ET. A webcast of the conference call (and supplemental materials) will be available to the public, on a listen only basis, via the internet at the Investors section of the Company’s website www.unfi.com. The call can also be accessed at (877) 682-3423 (conference ID 3179215). An online archive of the webcast (and supplemental materials) will be available for 120 days.

About United Natural Foods

UNFI is North America's premier food wholesaler delivering the widest variety of products to customer locations throughout North America including natural product superstores, independent retailers, conventional supermarket chains, ecommerce retailers, and food service customers. By providing this deeper ‘full-store’ selection and compelling brands for every aisle, UNFI is uniquely positioned to deliver great food, more choices, and fresh thinking to customers everywhere. Today, UNFI is the largest publicly-traded grocery distributor in America. To learn more about how UNFI is Moving Food Forward, visit www.unfi.com.

INVESTOR CONTACT:
Steve Bloomquist
Vice President, Investor Relations
952-828-4144

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the Company’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties and are based on current expectations and management estimates; actual results may differ materially. The risks and uncertainties which could impact these statements are described in the Company’s filings under the Securities Exchange Act of 1934, as amended, including its annual report on Form 10-K for the year ended August 1, 2020 filed with the Securities and Exchange Commission (the “SEC”) on September 29, 2020 and other filings the Company makes with the SEC, and include, but are not limited to, the impact and duration of the COVID-19 pandemic; the Company’s dependence on principal customers; the Company’s sensitivity to general economic conditions including changes in disposable income levels and consumer spending trends; the Company’s ability to realize anticipated benefits of its acquisitions and dispositions, in particular, its acquisition of SUPERVALU; the Company’s reliance on the continued growth in sales of higher margin natural and organic foods and non-food products in comparison to lower margin conventional grocery products; increased competition in the Company’s industry as a result of increased distribution of natural, organic and specialty products and direct distribution of those products by large retailers and online distributors; the possibility that restructuring, asset impairment, and other charges and costs we may incur in connection with the sale or closure of our retail operations will exceed our current expectations; increased competition as a result of continuing consolidation of retailers in the natural product industry and the growth of supernatural chains; the addition or loss of significant customers or material changes to the Company’s relationships with these customers; union-organizing activities that could cause labor relations difficulties and increased costs; the Company’s ability to operate, and rely on third parties to operate reliable and secure technology systems; the relatively low margins of the Company’s business; moderated supplier promotional activity, including decreased forward buying opportunities; the Company’s ability to timely and successfully deploy its warehouse management system throughout its distribution centers and its transportation management system across the Company and to achieve efficiencies and cost savings from these efforts; the potential for additional asset impairment charges; the Company’s sensitivity to inflationary and deflationary pressures; the potential for disruptions in the Company’s supply chain or its distribution capabilities by circumstances beyond its control, including a health epidemic; the risk of interruption of supplies due to lack of long-term contracts, severe weather, work stoppages or otherwise; volatility in fuel costs; volatility in foreign exchange rates; and our ability to identify and successfully complete asset or business acquisitions. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable laws. Any estimates of future results of operations are based on a number of assumptions, many of which are outside the Company’s control and should not be construed in any manner as a guarantee that such results will in fact occur. These estimates are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced estimates, but it is not obligated to do so.

Non-GAAP Financial Measures: To supplement the financial information presented on a U.S. generally accepted accounting principles (“GAAP”) basis, the Company has included in this press release non-GAAP financial measures for adjusted EBITDA, adjusted earnings per diluted common share (“adjusted EPS”), adjusted effective tax rate, free cash flow and net debt to adjusted EBITDA leverage ratio. The non-GAAP adjusted earnings per diluted common share measure is a consolidated measure, which the Company reconciles by adding Net income attributable to UNFI plus goodwill and asset impairment benefits and charges, restructuring, acquisition, and integration related expenses, certain legal charges and gains, surplus property depreciation and interest expense, losses on debt extinguishment, discontinued operations store closures and other charges, net, the impact of diluted shares when GAAP earnings is presented as a loss and non-GAAP earnings represent income, and the tax impact of adjustments and the adjusted effective tax rate, which tax impact is calculated using the adjusted effective tax rate, and certain other non-cash charges or items, as determined by management. The non-GAAP adjusted effective tax rate excludes the potential impact of changes to various uncertain tax positions and valuation allowances, as well as stock compensation accounting (ASU 2016-09). The non-GAAP adjusted EBITDA measure is defined as a consolidated measure inclusive of continuing and discontinued operations results, which we reconcile by adding Net income (loss) from continuing operations, less net income attributable to noncontrolling interests, plus Total other expense, net and (Benefit) provision for income taxes, plus Depreciation and amortization calculated in accordance with GAAP, plus non-GAAP adjustments for Share-based compensation, Restructuring, acquisition and integration related expenses, Goodwill and asset impairment charges, Loss (gain) on sale of assets, certain legal charges and gains, certain other non-cash charges or items, as determined by management, plus Adjusted EBITDA of discontinued operations calculated in a manner consistent with the results of continuing operations outlined above. The non-GAAP free cash flow measure is defined as net cash provided by operating activities less capital expenditures. The non-GAAP net debt to adjusted EBITDA leverage ratio is defined as the total face value of the Company’s outstanding short and long term debt and finance lease liabilities less net cash and cash equivalents, the sum of which is divided by adjusted EBITDA.

The reconciliation of these non-GAAP financial measures to their comparable GAAP financial measures and the calculation of net debt to adjusted EBITDA leverage are presented in the tables appearing below. The presentation of non-GAAP financial measures is not intended to be considered in isolation or as a substitute for any measure prepared in accordance with GAAP. The Company believes that presenting the non-GAAP financial measures adjusted EBITDA and adjusted EPS aids in making period-to-period comparisons, assessing the performance of our business and understanding the underlying operating performance and core business trends by excluding certain adjustments not expected to recur in the normal course of business and are meaningful indicators of actual and estimated operating performance. The inclusion of free cash flow assists investors in understanding the cash generating ability of the Company separate from cash generated by the sale of assets. Net debt to adjusted EBITDA leverage ratio is a commonly used metric that assists investors in understanding and evaluating the Company’s capital structure and changes to its capital structure over time. The Company currently expects to continue to exclude the items listed above from non-GAAP financial measures. Management utilizes and plans to utilize these non-GAAP financial measures to compare the Company’s operating performance during the 2021 fiscal year to the comparable periods in the 2020 fiscal year and to internally prepared projections. These non-GAAP financial measures may differ from similarly titled measures of other companies.

UNITED NATURAL FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(In thousands, except for per share data)

	13-Week Period Ended		26-Week Period Ended
	January 30, 2021	February 1, 2020	January 30, 2021	February 1, 2020
Net sales	$6,888,133	$6,431,382	$13,560,740	$12,727,994
Cost of sales	5,897,774	5,514,057	11,603,882	10,903,458
Gross profit	990,359	917,325	1,956,858	1,824,536
Operating expenses	866,880	862,732	1,767,842	1,746,420
Goodwill and asset impairment charges	—	—	—	425,405
Restructuring, acquisition and integration related expenses	17,783	36,522	34,211	51,194
Loss on sale of assets	399	524	169	434
Operating income (loss)	105,297	17,547	154,636	(398,917)
Other expense (income):
Net periodic benefit income, excluding service cost	(17,127)	(3,277)	(34,160)	(14,661)
Interest expense, net	50,944	48,836	120,077	98,545
Other, net	(1,674)	(1,220)	(2,472)	(1,620)
Total other expense, net	32,143	44,339	83,445	82,264
Income (loss) from continuing operations before income taxes	73,154	(26,792)	71,191	(481,181)
Provision (benefit) for income taxes	16,392	(12,808)	15,401	(79,763)
Net income (loss) from continuing operations	56,762	(13,984)	55,790	(401,418)
Income (loss) from discontinued operations, net of tax	3,803	(16,076)	5,099	(12,050)
Net income (loss) including noncontrolling interests	60,565	(30,060)	60,889	(413,468)
Less net income attributable to noncontrolling interests	(1,605)	(650)	(2,972)	(1,169)
Net income (loss) attributable to United Natural Foods, Inc.	$58,960	$(30,710)	$57,917	$(414,637)

Basic earnings (loss) per share:
Continuing operations	$0.98	$(0.27)	$0.95	$(7.54)
Discontinued operations	$0.07	$(0.30)	$0.09	$(0.23)
Basic earnings (loss) per share	$1.05	$(0.57)	$1.04	$(7.77)
Diluted earnings (loss) per share:
Continuing operations	$0.93	$(0.27)	$0.89	$(7.54)
Discontinued operations	$0.06	$(0.30)	$0.09	$(0.23)
Diluted earnings (loss) per share	$1.00	$(0.57)	$0.98	$(7.77)
Weighted average shares outstanding:
Basic	56,138	53,523	55,717	53,368
Diluted	59,205	53,523	59,119	53,368

UNITED NATURAL FOODS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(In thousands, except for per share data)

	January 30, 2021	August 1, 2020
ASSETS
Cash and cash equivalents	$40,496	$46,993
Accounts receivable, net	1,136,135	1,120,199
Inventories, net	2,228,772	2,280,767
Prepaid expenses and other current assets	238,572	251,891
Current assets of discontinued operations	4,716	5,067
Total current assets	3,648,691	3,704,917
Property and equipment, net	1,671,755	1,701,216
Operating lease assets	1,016,836	982,808
Goodwill	20,084	19,607
Intangible assets, net	928,053	969,600
Deferred income taxes	107,779	107,624
Other long-term assets	95,551	97,285
Long-term assets of discontinued operations	1,391	3,915
Total assets	$7,490,140	$7,586,972
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$1,618,288	$1,633,448
Accrued expenses and other current liabilities	273,520	281,956
Accrued compensation and benefits	220,318	228,832
Current portion of operating lease liabilities	148,359	131,022
Current portion of long-term debt and finance lease liabilities	24,840	83,378
Current liabilities of discontinued operations	8,313	11,438
Total current liabilities	2,293,638	2,370,074
Long-term debt	2,374,250	2,426,994
Long-term operating lease liabilities	894,831	873,990
Long-term finance lease liabilities	134,554	143,303
Pension and other postretirement benefit obligations	255,071	292,128
Other long-term liabilities	308,715	336,487
Long-term liabilities of discontinued operations	15	1,738
Total liabilities	6,261,074	6,444,714
Stockholders’ equity:
Preferred stock, $0.01 par value, authorized 5,000 shares; none issued or outstanding	—	—
Common stock, $0.01 par value, authorized 100,000 shares; 56,763 shares issued and 56,148 shares outstanding at January 30, 2021; 55,306 shares issued and 54,691 shares outstanding at August 1, 2020	568	553
Additional paid-in capital	581,096	568,736
Treasury stock at cost	(24,231)	(24,231)
Accumulated other comprehensive loss	(213,529)	(237,946)
Retained earnings	886,313	837,633
Total United Natural Foods, Inc. stockholders’ equity	1,230,217	1,144,745
Noncontrolling interests	(1,151)	(2,487)
Total stockholders’ equity	1,229,066	1,142,258
Total liabilities and stockholders’ equity	$7,490,140	$7,586,972

UNITED NATURAL FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	26-Week Period Ended
(In thousands)	January 30, 2021	February 1, 2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss) including noncontrolling interests	$60,889	$(413,468)
Income (loss) from discontinued operations, net of tax	5,099	(12,050)
Net income (loss) from continuing operations	55,790	(401,418)
Adjustments to reconcile net income (loss) from continuing operations to net cash used in operating activities:
Depreciation and amortization	143,723	144,360
Share-based compensation	22,929	3,951
Loss on sale of assets	169	434
Closed property and other restructuring charges	3,496	23,586
Goodwill and asset impairment charges	—	425,405
Net pension and other postretirement benefit income	(34,136)	(14,633)
Deferred income tax benefit	(841)	(60,260)
LIFO charge	13,343	13,879
(Recoveries) provision for losses on receivables, net	(3,860)	45,503
Loss on debt extinguishment	29,494	73
Non-cash interest expense and other adjustments	9,562	7,393
Changes in operating assets and liabilities	(33,994)	(153,543)
Net cash provided by operating activities of continuing operations	205,675	34,730
Net cash provided by operating activities of discontinued operations	1,324	4,352
Net cash provided by operating activities	206,999	39,082
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(91,516)	(91,128)
Proceeds from dispositions of assets	39,908	12,330
Other	(97)	(1,472)
Net cash used in investing activities of continuing operations	(51,705)	(80,270)
Net cash provided by investing activities of discontinued operations	1,467	22,585
Net cash used in investing activities	(50,238)	(57,685)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings of long-term debt	500,000	2,050
Proceeds from borrowings under revolving credit line	2,666,239	2,269,989
Repayments of borrowings under revolving credit line	(2,537,951)	(2,162,821)
Repayments of long-term debt and finance leases	(768,983)	(93,326)
Proceeds from the issuance of common stock and exercise of stock options	207	2,027
Payment of employee restricted stock tax withholdings	(10,397)	(872)
Payments for debt issuance costs	(10,444)	—
Distributions to noncontrolling interests	(1,460)	(1,398)
Repayments of other loans	(163)	—
Other	(540)	—
Net cash (used in) provided by financing activities	(163,492)	15,649
EFFECT OF EXCHANGE RATE CHANGES ON CASH	265	19
NET DECREASE IN CASH AND CASH EQUIVALENTS	(6,466)	(2,935)
Cash and cash equivalents, at beginning of period	47,117	45,263
Cash and cash equivalents, at end of period	40,651	42,328
Less: cash and cash equivalents of discontinued operations	(155)	(133)
Cash and cash equivalents	$40,496	$42,195
Supplemental disclosures of cash flow information:
Cash paid for interest	$74,734	$94,010
Cash payments (refunds) for federal and state income taxes, net	42,990	(24,376)
Leased assets obtained in exchange for new operating lease liabilities	116,725	121,455
Leased assets obtained in exchange for new finance lease liabilities	468	—
Capital expenditures included in accounts payable	$31,309	$20,193

SUPPLEMENTAL NON-GAAP FINANCIAL INFORMATION
UNITED NATURAL FOODS, INC.
UNAUDITED

Reconciliation of Net income (loss) from continuing operations and to Income (loss) from discontinued operations, net of tax to Adjusted EBITDA (unaudited)

	13-Week Period Ended		26-Week Period Ended
(in thousands)	January 30, 2021	February 1, 2020	January 30, 2021	February 1, 2020
Net income (loss) from continuing operations	$56,762	$(13,984)	$55,790	$(401,418)
Adjustments to continuing operations net income (loss):
Less net income attributable to noncontrolling interests	(1,605)	(650)	(2,972)	(1,169)
Total other expense, net	32,143	44,339	83,445	82,264
Provision (benefit) for income taxes	16,392	(12,808)	15,401	(79,763)
Depreciation and amortization	66,534	69,219	143,723	144,360
Share-based compensation	12,673	5,134	26,822	9,059
Goodwill and asset impairment charges(1)	—	—	—	425,405
Restructuring, acquisition and integration related expenses(2)	17,783	36,522	34,211	51,194
Loss on sale of assets	399	524	169	434
Note receivable charges(3)	—	—	—	12,516
Legal (settlement income) reserve charge(4)	—	(654)	—	1,196
Other retail expense(5)	1,394	—	3,003	—
Adjusted EBITDA of continuing operations	202,475	127,642	359,592	244,078
Adjusted EBITDA of discontinued operations(6)	3,820	3,468	5,660	8,726
Adjusted EBITDA	$206,295	$131,110	$365,252	$252,804

Income (loss) from discontinued operations, net of tax	$3,803	$(16,076)	$5,099	$(12,050)
Adjustments to discontinued operations net income (loss):
Total other expense, net	—	(3)	—	(64)
Benefit for income taxes	(898)	(4,635)	(372)	(3,342)
Restructuring, store closure and other charges, net	915	24,182	933	24,182
Adjusted EBITDA of discontinued operations	$3,820	$3,468	$5,660	$8,726

(1)Fiscal 2020 reflects a goodwill impairment charge attributable to a reorganization of our reporting units and a sustained decrease in market capitalization and enterprise value of the Company, resulting in a decline in the estimated fair value of the U.S. Wholesale reporting unit. In addition, this charge includes a goodwill finalization charge attributable to the SUPERVALU acquisition and an asset impairment charge.
(2)Fiscal 2021 primarily reflects costs associated with advisory and transformational activities as we position our business for further value-creation post SUPERVALU acquisition. Fiscal 2020 primarily reflects integration charges, closed property reserve charges and administrative and operational restructuring costs.
(3)Reflects reserves and charges for notes receivable issued by the SUPERVALU business prior to its acquisition to finance the purchase of stores by its customers.
(4)Reflects a charge to settle a legal proceeding, net of income received to settle a separate legal proceeding.
(5)Reflects expenses associated with event-specific damages to certain retail stores.
(6)We believe the inclusion of discontinued operations results within Adjusted EBITDA provides investors a meaningful measure of total performance.

Reconciliation of Net income (loss) per Diluted Common Share to Adjusted Net income per Diluted Common Share (unaudited)

	13-Week Period Ended		26-Week Period Ended
	January 30, 2021	February 1, 2020	January 30, 2021	February 1, 2020
Net income (loss) attributable to UNFI per diluted common share	$1.00	$(0.57)	$0.98	$(7.77)
Goodwill and asset impairment charges(1)	—	—	—	7.97
Restructuring, acquisition and integration related expenses(2)	0.30	0.68	0.58	0.96
Loss on sale of assets	0.01	—	—	0.01
Pension settlement charge(3)	—	0.19	—	0.19
Surplus property depreciation and interest expense(4)	0.02	0.04	0.03	0.12
Note receivable charges(5)	—	—	—	0.23
Loss on debt extinguishment(6)	0.10	—	0.50	—
Legal (settlement income) reserve charge(7)	—	(0.01)	—	0.02
Other retail expense(8)	0.02	—	0.05	—
Discontinued operations store closures and other charges, net(9)	0.02	0.45	0.02	0.45
Tax impact of adjustments and adjusted effective tax rate(10)	(0.22)	(0.46)	(0.40)	(1.73)
Adjusted net income per diluted common share (Retail in Discontinued Operations)(11)	1.25	0.32	1.76	0.45
Depreciation and amortization adjustment(12)	—	(0.07)	—	(0.16)
Adjusted net income per diluted common share (Retail in Continuing Operations)	$1.25	$0.25	$1.76	$0.29

(1)Fiscal 2020 reflects a goodwill impairment charge attributable to a reorganization of our reporting units and a sustained decrease in market capitalization and enterprise value of the Company, resulting in a decline in the estimated fair value of the U.S. Wholesale reporting unit. In addition, this charge includes a goodwill finalization charge attributable to the SUPERVALU acquisition and an asset impairment charge.
(2)Fiscal 2021 primarily reflects costs associated with advisory and transformational activities as we position our business for further value-creation post SUPERVALU acquisition. Fiscal 2020 primarily reflects integration charges, closed property reserve charges and administrative and operational restructuring costs.
(3)Reflects a non-cash pension settlement charge associated with the acceleration of a portion of the accumulated unrecognized actuarial loss as a result of the lump sum settlement payments.
(4)Reflects surplus, non-operating property depreciation and interest expense. Fiscal 2020 includes accelerated depreciation related to a location on which the Company recognized a gain that is included in Restructuring, acquisition and integration related expenses.
(5)Reflects reserves and charges for notes receivable issued by the SUPERVALU business prior to its acquisition to finance the purchase of stores by its customers.
(6)Reflects non-cash charges related to the acceleration of unamortized debt issuance costs and original issue discounts due to term loan prepayments.
(7)Reflects a charge to settle a legal proceeding, net of income received to settle a separate legal proceeding.
(8)Reflects expenses associated with event-specific damages to certain retail stores.
(9)Amounts represent store closure charges and costs, operational wind-down and inventory charges, and asset impairment charges related to discontinued operations.
(10)Represents the tax effect of the pre-tax adjustments using an adjusted effective tax rate. The adjusted effective tax rate is calculated based on adjusted net income before tax, and its impact reflects the exclusion of changes to uncertain tax positions, valuation allowances, tax impacts related to the exercise of share-based compensation awards and discrete GAAP tax items which could impact the comparability of the operational effective tax rate. The Company believes using this adjusted effective tax rate will provide better consistency across the interim reporting periods since each of these discrete items can cause volatility in the GAAP tax rate that is not indicative of the true operations of the Company. By providing this non-GAAP measure, management intends to provide investors with a meaningful, consistent comparison of the Company’s effective tax rate on ongoing operations.
(11)The computation of diluted earnings per share is calculated using diluted weighted average shares outstanding, which includes the net effect of dilutive stock awards.

(12)In the fourth quarter of fiscal 2020 the Company recorded a pre-tax charge of $50.0 million related to the change in presentation of Retail to continuing operations. This charge was calculated under GAAP as the depreciation and amortization expense that would have been recognized had Retail been included in continuing operations for the full time period since the SUPERVALU acquisition date. This adjustment attributes the pro rata amount of the non-cash charge recognized in the fourth quarter of fiscal 2020 to the applicable time periods in which it would have been recognized had Retail been included within continuing operations since the acquisition date. UNFI believes the inclusion of this adjustment is a useful indicator of performance to both management and investors, as it provides a relative comparison to how UNFI’s results of operations will be reported on an ongoing basis.

Calculation of Net Debt to Adjusted EBITDA Leverage Ratio (unaudited)

(in thousands, except ratios)	January 30, 2021
Current portion of long-term debt and finance lease liabilities	$24,840
Long-term debt	2,374,250
Long-term finance lease liabilities	134,554
Less: Cash and cash equivalents	(40,496)
Net carrying value of debt and finance lease liabilities	2,493,148
Debt issuance costs, net	37,128
Original issue discount on debt	18,597
Net debt and finance lease liabilities	2,548,873
Adjusted EBITDA(1)	$785,370
Adjusted EBITDA leverage ratio	3.2x
(1)Adjusted EBITDA reflects the summation of the trailing four quarters ended January 30, 2021.

Reconciliation of Trailing Four Quarters Net income from continuing operations and Income from discontinued operations, net of tax to Adjusted EBITDA (unaudited)

(in thousands)	52-Week Period Ended January 30, 2021
Net income from continuing operations	$203,199
Adjustments to continuing operations net income:
Less net income attributable to noncontrolling interests	(6,732)
Total other expense, net	150,020
Provision for income taxes	4,719
Depreciation and amortization	280,898
Share-based compensation	51,452
Restructuring, acquisition and integration related expenses	69,400
Loss on sale of assets	16,867
Other retail expense	4,753
Adjusted EBITDA of continuing operations	774,576
Adjusted EBITDA of discontinued operations	10,794
Adjusted EBITDA	$785,370

Income from discontinued operations, net of tax	$1,947
Adjustments to discontinued operations net income:
Total other expense, net	60
Benefit for income taxes	(1,495)
Restructuring, store closure and other charges, net	10,282
Adjusted EBITDA of discontinued operations	$10,794

Reconciliation of Net cash provided by operating activities to Free cash flow (unaudited)

	26-Week Period Ended
(in thousands)	January 30, 2021	February 1, 2020
Net cash provided by operating activities	$206,999	$39,082
Capital expenditures	(91,516)	(91,128)
Free cash flow	$115,483	$(52,046)

FISCAL 2021 GUIDANCE

Reconciliation of 2021 Guidance for Estimated Net Income per diluted Common Share to Estimated Non-GAAP Adjusted Net Income per diluted Common Share (unaudited)

	Fiscal Year Ending July 31, 2021
	Low Range	Estimate	High Range
Net income attributable to United Natural Foods, Inc. per diluted common share	$2.15		$2.65
Restructuring, acquisition and integration related expenses		0.46
Loss on debt extinguishment		0.55
Surplus property depreciation and interest expense		0.10
Discontinued operations store closures and other charges, net		0.12
Tax impact of adjustments and adjusted effective tax rate(1)		(0.33)
Adjusted net income per diluted common share	$3.05		$3.55
(1)The estimated adjusted effective tax rate excludes the potential impact of changes in uncertain tax positions, tax impacts related to ASU 2016-09 regarding stock compensation and valuation allowances. Refer to the reconciliation for adjusted effective tax rate.

Reconciliation of 2021 Guidance for Net Income Attributable to United Natural Foods, Inc. to Adjusted EBITDA (unaudited)

	Fiscal Year Ending July 31, 2021
(in thousands)	Low Range	Estimate	High Range
Net income attributable to United Natural Foods, Inc.	$130,000		$160,000
Provision for income taxes	48,000		58,000
Restructuring, acquisition and integration related costs		27,000
Closed property depreciation and interest expense		6,000
Discontinued operations store closures and other charges, net		7,000
Net interest expense		209,000
Other (income) expense, net		(1,000)
Depreciation and amortization		278,000
Share-based compensation		54,000
Net periodic benefit income, excluding service costs		(68,000)
Adjusted EBITDA	$690,000		$730,000

Reconciliation of Estimated 2021 and Actual 2020 U.S. GAAP Effective Tax Rate to Adjusted Effective Tax Rate (unaudited)

	Estimated Fiscal 2021	Actual Fiscal 2020
U.S. GAAP Effective Tax Rate	24%	26%
Discrete quarterly recognition of GAAP items(1)	2%	(1)%
Tax impact of other charges and adjustments(2)	1%	1%
Changes in valuation allowances(3)	(1)%	1%
Impact of goodwill impairment	—%	11%
Impact of CARES Act(4)	—%	(11)%
Other(5)	1%
Adjusted Effective Tax Rate	27%	27%
Note: As part of the year-end reconciliation, we will update the reconciliation of the GAAP effective tax rate for actual results.
(1)Reflects changes in tax laws excluding the CARES Act, uncertain tax positions, the tax impacts related to the exercise of share-based compensation awards and any prior-year Internal Revenue Service or other tax jurisdiction audit adjustments.
(2)Reflects the tax impact of pre-tax adjustments other than the goodwill impairment that are excluded from pre-tax income when calculating adjusted EPS.
(3)Reflects changes in valuation allowances related to changes in judgment regarding the realizability of deferred tax assets or current year operations.
(4)Reflects the impact of tax loss carrybacks to 35% tax years allowed under the CARES Act as compared to the 21% tax rate applicable to tax loss carryforwards.
(5)Tax impacts related to full-year forecasted tax opportunities and related costs. The Company establishes an estimated adjusted effective tax rate at the beginning of the fiscal year based on the best available information. The Company re-evaluates its estimated adjusted effective tax rate as appropriate throughout the year and adjusts for any material changes. The actual adjusted effective tax rate at the end of the fiscal year is based on actual results and accordingly may differ from the estimated adjusted effective tax rate used during the year.